Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Prospectus, dated January 30, 2026, and included in this Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 (No. 333-284097) of Oaktree Strategic Credit Fund (the “Registration Statement”).

We also consent to the use of our report dated December 17, 2025, with respect to the consolidated financial statements of Oaktree Strategic Credit Fund as of September 30, 2025 and 2024, and for each of the three years in the period ended September 30, 2025, included in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

January 30, 2026